Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-253385
(To Prospectus dated February 23, 2021,
Prospectus Supplement dated February 23, 2021 and
Product Supplement EQUITY STR-1 dated September 23, 2022)

374,984 Units $10 principal amount per unit CUSIP No. 40441B504	Pricing Date Settlement Date Maturity Date	October 6, 2022 October 14, 2022 October 20, 2023

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs

▪      Automatically callable if the Observation Level of the Basket on any Observation Date, occurring approximately six, nine and twelve months after the pricing date, is at or above the Starting Value

▪      In the event of an automatic call, the amount payable per unit will be:

▪      $10.945 if called on the first Observation Date

▪      $11.4175 if called on the second Observation Date

▪      $11.890 if called on the final Observation Date

▪      If not called on the first two Observation Dates, a maturity of approximately one year

▪      If not called, 1-to-1 downside exposure to decreases in the Basket, with up to 100.00% of the principal amount at risk

▪      The Basket is comprised of the Financial Select Sector SPDR® Fund, the Energy Select Sector SPDR® Fund, and the Consumer Staples Select Sector SPDR® Fund. Each Basket Component was given an approximately equal weight

▪      All payments are subject to the credit risk of HSBC USA Inc.

▪      No interest payments

▪      In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Supplement to the Plan of Distribution—Role of MLPF&S and BofAS”

▪      No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY STR-1.

The estimated initial value of the notes on the pricing date is $9.717 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

_______________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)	$ 10.000	$3,749,840.00
Underwriting discount(1)	$ 0.125	$ 46,873.00
Proceeds, before expenses, to HSBC	$ 9.875	$3,702,967.00

(1)	See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

October 6, 2022

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

Summary

The Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depend on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes will be automatically called at the applicable Call Amount if the value of the Market Measure, which is a basket (the “Basket”) of three exchange traded funds (“ETFs”) as described below, on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is comprised of the Financial Select Sector SPDR® Fund, the Energy Select Sector SPDR® Fund, and the Consumer Staples Select Sector SPDR® Fund. On the pricing date, the Financial Select Sector SPDR® Fund was given an initial weight of 33.34%, and each of the Energy Select Sector SPDR® Fund and the Consumer Staples Select Sector SPDR® Fund was given an initial weight of 33.33%.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked notes, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging-related charge described below, reduced the economic terms of the notes (including the Call Amounts and the Call Premiums). The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes.

Terms of the Notes		Payment Determination
Issuer:	HSBC USA Inc. (“HSBC”)

Automatic Call Provision:

Redemption Amount Determination:

If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Principal Amount:	$10.00 per unit
Term:	Approximately one year, if not called on the first two Observation Dates.
Market Measure:	An approximately equally weighted basket of three ETFs comprised of the Financial Select Sector SPDR® Fund (Bloomberg symbol: “XLF”), the Energy Select Sector SPDR® Fund (Bloomberg symbol: “XLE”), and the Consumer Staples Select Sector SPDR® Fund (Bloomberg symbol: “XLP”).
Starting Value:	100.00
Ending Value:	The Observation Level of the Basket on the final Observation Date.
Observation Level:	The value of the Basket on the applicable Observation Date, calculated as specified in “The Basket” on page TS-8.
Observation Dates:

April 13, 2023, July 13, 2023 and October 13, 2023 (the final Observation Date).

The scheduled Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement EQUITY STR-1.

Call Level:	100.00 (100% of the Starting Value).
Call Amounts (per Unit) and Call Premiums:	$10.945 representing a Call Premium of 9.45% if called on the first Observation Date; $11.4175 representing a Call Premium of 14.175% if called on the second Observation Date; and $11.890 representing a Call Premium of 18.90% if called on the final Observation Date.
Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-22 of product supplement EQUITY STR-1; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Price Multiplier:	1 for each Basket Component, subject to adjustment for certain corporate events relating to that Basket Component, as described beginning on page PS-27 of product supplement EQUITY STR-1.
Threshold Value:	100.00 (100% of the Starting Value).
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.125 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-16.
Calculation Agent:	BofA Securities, Inc. (“BofAS”) and HSBC, acting jointly.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322:

▪	Product supplement EQUITY STR-1 dated September 23, 2022: https://www.sec.gov/Archives/edgar/data/83246/000110465922102557/tm2226128d22_424b5.htm
▪	Prospectus supplement dated February 23, 2021: https://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm
▪	Prospectus dated February 23, 2021: https://www.sec.gov/Archives/edgar/data/0000083246/000110465921026585/tm217170d7_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪     You anticipate that the value of the Basket on any of the Observation Dates will be equal to or greater than the Starting Value and, in that case, you accept an early exit from your investment.

▪     You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the value of the Basket is significantly greater than the applicable Call Premium.

▪     If the notes are not called, you accept that your investment will result in a loss, which could be significant.

▪     You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪     You are willing to forgo dividends or other benefits of owning shares of the Basket Components or the securities held by the Basket Components.

▪     You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the principal amount and will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and the fees charged, as described on page TS-2.

▪     You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.

▪     You wish to make an investment that cannot be automatically called prior to maturity.

▪     You believe that the value of the Basket will decrease from the Starting Value to the Ending Value.

▪     You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪     You seek an uncapped return on your investment.

▪     You seek principal repayment or preservation of capital.

▪     You seek interest payments or other current income on your investment.

▪     You want to receive dividends or other distributions paid on shares of the Basket Components or the securities held by the Basket Components.

▪     You seek an investment for which there will be a liquid secondary market.

▪     You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Observation Levels, and term of your investment.

The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	the Starting Value of 100.00;
2)	the Threshold Value of 100.00;
3)	the Call Level of 100.00;
4)	the term of the notes from October 14, 2022 to October 20, 2023, if the notes are not called on the first two Observation Dates;
5)	a Call Premium of 9.45% of the principal amount if the notes are called on the first Observation Date; 14.175% if called on the second Observation Date; and 18.90% if called on the final Observation Date; and
6)	Observation Dates occurring on April 13, 2023, July 13, 2023 and October 13, 2023 (the final Observation Date).

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level on one of the Observation Dates is equal to or greater than the Call Level. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.945 = $10.9450 per unit.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.4175 = $11.4175 per unit.

Example 3 - The Observation Levels on the first two Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.890 = $11.8900 per unit.

Notes Are Not Called on Any Observation Date

Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 50.00, the Redemption Amount per unit will be:

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

Summary of Hypothetical Examples:

	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	110.00	90.00	90.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	90.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	50.00
Return of the Basket	10.00%	5.00%	5.00%	-50.00%
Return of the Notes	9.45%	14.175%	18.90%	-50.00%
Call Amount / Redemption Amount per Unit	$10.9450	$11.4175	$11.8900	$5.0000

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Basket Components. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

Structure-related Risks

▪	If the notes are not automatically called, you will lose up to 100% of the principal amount.

▪	Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Basket Components or the securities held by the Basket Components.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation- and Market-related Risks

▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects our internal funding rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our internal funding rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date is expected to be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-16 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Basket and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Basket Components or the securities held by the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

Market Measure-related Risks

▪	Changes in the price of one Basket Component may be offset by changes in the prices of the other Basket Components.

▪	The sponsor and the investment advisor of a Basket Component may adjust that Basket Component in a way that could adversely affect the price of that Basket Component and consequently, the return on the notes, and have no obligation to consider your interests.

▪	As a noteholder, you will have no rights to receive shares of the Basket Components or the assets held by the Basket Components, and you will not be entitled to receive dividends or other distributions on the Basket Components.

▪	There are liquidity and management risks associated with the Basket Components.

▪	The performance of a Basket Component may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Basket Component, especially during periods of market volatility when the liquidity and the market price of shares of that Basket Component and/or securities held by that Basket Component may be adversely affected, sometimes materially.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Basket Components. See “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-27 of product supplement EQUITY STR-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY STR-1.

Additional Risk Factors

The securities held by each Basket Component are concentrated in one sector. Each of the Basket Components holds securities issued by companies in the energy, the financial services, or the consumer staples sector, respectively. As a result, the securities that will determine the performance of the notes are concentrated in a few sectors. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Basket Components, the return on the notes will be subject to certain risks associated with a direct investment in companies in these sectors. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Adverse conditions in the financial sector may reduce your return on the notes. All of the securities held by the XLF are issued by companies whose primary lines of business are directly associated with the financial sector. The profitability of these companies is largely dependent on the availability and cost of capital funds, and can fluctuate significantly, particularly when market interest rates change. Credit losses resulting from financial difficulties of these companies’ customers can negatively impact the sector. In addition, adverse international economic, business, or political developments, including with respect to the insurance sector, or to real estate and loans secured by real estate, could have a major effect on the value of the XLF. As a result of these factors, the value of the notes may be subject to greater volatility and be more adversely affected by economic, political, or regulatory events relating to the financial services sector.

Adverse conditions in the energy sector may reduce your return on the notes. The issuers of the stocks held by the XLE develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to energy resources production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the securities held by the XLE and, therefore, the price of the XLE and the value of the notes.

Adverse conditions in the consumer staples sector may reduce your return on the notes. All of the securities held by the XLP are issued by companies whose primary lines of business are directly associated with the consumer staples sector. The profitability of these companies is largely dependent on, among other things, demand for the companies’ products, which in the case of food, beverage, household and personal product companies, may be strongly affected by consumer interest, marketing campaigns and other factors affecting supply and demand, including performance of the overall domestic and global economy, interest rates, competition and consumer confidence and spending. Further, government regulation, which may affect the permissibility of using various food additives and production methods of companies that make food products, may have a strong impact on the profitability of companies in the consumer staples sector. Similarly, tobacco companies may be adversely affected by the adoption of proposed legislation and/or by litigation. Any adverse developments affecting the consumer staples sector could adversely affect the price of the XLP and, in turn, the value of the notes.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section entitled “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-32 of product supplement EQUITY STR-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
The Financial Select Sector SPDR® Fund	XLF	33.34%	$31.64	1.05372946	33.34
The Energy Select Sector SPDR® Fund	XLE	33.33%	$82.44	0.40429403	33.33
The Consumer Staples Select Sector SPDR® Fund	XLP	33.33%	$67.51	0.49370464	33.33
				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each Observation Date by summing the products of (a) the Closing Market Price for each Basket Component on such day (multiplied by its Price Multiplier on such day) and (b) the Component Ratio applicable to such Basket Component. The Price Multiplier for each Basket Component will initially be 1, and is subject to adjustment as described in product supplement EQUITY STR-1. If (i) a Market Disruption Event occurs as to any Basket Component on a scheduled Observation Date or (ii) the scheduled Observation Date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the Closing Market Price of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes— Basket Market Measures—Observation Level of the Basket” beginning on page PS-33 of product supplement EQUITY STR-1.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2012 through October 6, 2022. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the Closing Market Prices of the Basket Components as of December 31, 2011, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

The Basket Components

We have derived all information contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available sources. That information reflects the policies of and is subject to change by SSGA Funds Management (“SSGA FM”). The consequences of any discontinuance of the Basket Components are discussed in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-30 of product supplement EQUITY STR-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Basket Components, or any successor Basket Component.

Each of the XLE, XLF and XLP is a Select Sector SPDR® Fund. Each Select Sector SPDR® Fund is an exchange-traded fund that is listed and trades on the NYSE Arca under the ticker symbol set forth in the table below. Each Select Sector SPDR® Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equities securities of companies included in a Select Sector Index. The returns of each Select Sector SPDR® Fund may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Each Select Sector SPDR® Fund employs a replication strategy in seeking to track the performance of the relevant Select Sector Index. This means that each Select Sector SPDR® Fund typically invests in substantially all of the securities represented in the relevant Select Sector Index in approximately the same proportions as that Select Sector Index. However, under various circumstances, it may not be possible or practical to purchase all of the securities in the relevant Select Sector Index for a Select Sector SPDR® Fund, or amounts of such securities in proportion to their weighting in the relevant Select Sector Index, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of securities to follow the relevant Select Sector Index; in instances when a security in the relevant Select Sector Index becomes temporarily illiquid, unavailable or less liquid; or due to legal restrictions (such as diversification requirements that apply to a Select Sector SPDR® Fund but not the relevant Select Sector Index). Under such circumstances, SSGA FM intends to employ a sampling strategy in managing the Select Sector SPDR® Funds. Sampling means that SSGA FM will use quantitative analysis to select securities, including securities in the relevant Select Sector Index, outside of the relevant Select Sector Index and derivatives that have a similar investment profile as the relevant Select Sector Index in terms of key risk factors, performance attributes and other economic characteristics. These include industry weightings, market capitalization and other financial characteristics of securities. While SSGA FM seeks to track the performance of the relevant Select Sector Index (i.e., achieve a high degree of correlation with the relevant Select Sector Index), each Select Sector SPDR® Fund’s return may not match the return of the relevant Select Sector Index. Each Select Sector SPDR® Fund incurs a number of operating expenses not applicable to the relevant Select Sector Index and incurs costs in buying and selling securities. In addition, a Select Sector SPDR® Fund may not be fully invested at times, generally as a result of cash flows into or out of that Select Sector SPDR® Fund or reserves of cash held by that Select Sector SPDR® Fund to meet redemptions.

The Select Sector Trust is a registered investment company that consists of a separate investment portfolio for each of the Select Sector SPDR® Funds. Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or the Select Sector SPDR® Funds, please see the Select Sector SPDR® Funds’ prospectus. In addition, information about the Select Sector Trust, SSGA FM and the Select Sector SPDR® Funds may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. Information contained in the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this underlying supplement or the relevant terms supplement.

The Select Sector Indices

The constituents included in each Select Sector Index are all members of the S&P 500® Index. Each constituent of the S&P 500® Index is assigned to one Select Sector Index. SPDJI assigns constituents to a Select Sector Index based on the constituent’s classification under the GICS. As of the close of business on September 21, 2018, SPDJI and MSCI, Inc. updated the GICS structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The GICS structure changes were effective for the S&P 500® Index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing.

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Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

The S&P 500® Index

General

The Index was first launched on March 4, 1957 based on an initial value of 10 from 1941-1943, and it is sponsored by S&P. The Index includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Although the Index contains 500 constituent companies, at any one time it may contain greater than 500 constituent trading lines since some companies included in the Index prior to July 31, 2017 may be represented by multiple share class lines in the Index. The Index is calculated, maintained and published by S&P and is part of the S&P Dow Jones Indices family of indices. Additional information is available on the following websites: spglobal.com/spdji/en/indices/equity/sp-500 and spglobal.com.

S&P intends for the Index to provide a performance benchmark for the large-cap U.S. equity markets. Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Index additions and deletions are announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Index Committee. Relevant criteria for additions to the Index that are employed by S&P include: the company proposed for addition should have an unadjusted company market capitalization of $9.8 billion or more and a security level float-adjusted market capitalization of at least 50% of such threshold (for spin-offs, eligibility is determined using when-issued prices, if available); using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) in the proposed constituent to float-adjusted market capitalization of that company should be at least 1.00 and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date; the company must be a U.S. company (characterized as a Form 10-K filer with its U.S. portion of fixed assets and revenues constituting a plurality of the total and with a primary listing of the common stock on the NYSE, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX (each, an “eligible exchange”)); the proposed constituent has an investable weight factor (“IWF”) of 10% or more; the inclusion of the company will contribute to sector balance in the Index relative to sector balance in the market in the relevant market capitalization range; financial viability (the sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (GAAP) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter); and, for IPOs, the company must be traded on an eligible exchange for at least twelve months (spin-offs or in-specie distributions from existing constituents do not need to be traded on an eligible exchange for twelve months prior to their inclusion in the Index). In addition, constituents of the S&P MidCap 400® Index and the S&P SmallCap 600® Index can be added to the Index provided they meet the unadjusted company level market capitalization eligibility criteria for the Index. Migrations from the S&P MidCap 400® Index or the S&P SmallCap 600® Index do not need to meet the financial viability, liquidity, or 50% of the Index’s unadjusted company level minimum market capitalization threshold criteria. Further, constituents of the S&P Total Market Index Ex S&P Composite 1500 (which includes all eligible U.S. common equities except for those included in the Index, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) that acquire a constituent of the Index, the S&P MidCap 400® Index or the S&P SmallCap 600® Index that do not fully meet the financial viability or IWF criteria may still be added to the Index at the discretion of the Index Committee if the Index Committee determines that the addition could minimize turnover and enhance the representativeness of the Index as a market benchmark. Certain types of organizational structures and securities are always excluded, including, but not limited to, business development companies (BDCs), limited partnerships, master limited partnerships, limited liability companies (LLCs), OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, special purpose acquisition companies (SPACs), preferred stock and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American depositary receipts (ADRs). Stocks are deleted from the Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they substantially violate one or more of the addition criteria. Stocks that are delisted or moved to the pink sheets or the bulletin board are removed, and those that experience a trading halt may be retained or removed in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining Index continuity.

For constituents included in the Index prior to July 31, 2017, all publicly listed multiple share class lines are included separately in the Index, subject to, in the case of any such share class line, that share class line satisfying the liquidity and float criteria discussed above and subject to certain exceptions. It is possible that one listed share class line of a company may be included in the Index while a second listed share class line of the same company is excluded. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line is considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the Index. Only common shares are considered when determining whether a company has a multiple share class structure. Constituents of the Index prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the Index. If an Index constituent reorganizes into a multiple share class line structure, that company will be reviewed for continued inclusion in the Index at the discretion of the S&P Index Committee.

Index Calculation

The Index is calculated using a base-weighted aggregative methodology. This discussion describes the “price return” calculation of the Index. The applicable pricing supplement will describe the calculation if the underlier for your securities is not the price return calculation. The value of the Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the Index times the number of shares of such stock included in the Index, and the denominator of which is the divisor, which is described more fully below. The “market value” of any index stock is the product of the

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Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

market price per share of that stock times the number of the then-outstanding shares of such index stock that are then included in the Index.

The Index is also sometimes called a “base-weighted aggregative index” because of its use of a divisor. The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the Index reflects the total market value of all index stocks relative to the index’s base period of 1941-1943.

In addition, the Index is float-adjusted, meaning that the share counts used in calculating the Index reflect only those shares available to investors rather than all of a company’s outstanding shares. S&P seeks to exclude shares held by long-term, strategic shareholders concerned with the control of a company, a group that generally includes the following: officers and directors and related individuals whose holdings are publicly disclosed, private equity, venture capital, special equity firms, asset managers and insurance companies with board of director representation, publicly traded companies that hold shares in another company, holders of restricted shares (except for shares held as part of a lock-up agreement), company-sponsored employee share plans/trusts, defined contribution plans/savings, investment plans, foundations or family trusts associated with the company, government entities at all levels (except government retirement or pension funds), sovereign wealth funds and any individual person listed as a 5% or greater stakeholder in a company as reported in regulatory filings (collectively, “strategic holders”). To this end, S&P excludes all share-holdings (other than depositary banks, pension funds (including government pension and retirement funds), mutual funds, exchange traded fund providers, investment funds, asset managers (including hedge funds with no board of director representation), investment funds of insurance companies and independent foundations not associated with the company) with a position greater than 5% of the outstanding shares of a company from the float-adjusted share count to be used in Index calculations.

The exclusion is accomplished by calculating an IWF for each stock that is part of the numerator of the float-adjusted index fraction described above:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held by strategic holders. In most cases, an IWF is reported to the nearest one percentage point. For companies with multiple share class lines, a separate IWF is calculated for each share class line.

Index Maintenance

In order to keep the Index comparable over time S&P engages in an index maintenance process. The Index maintenance process involves changing the constituents as discussed above, and also involves maintaining quality assurance processes and procedures, adjusting the number of shares used to calculate the Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions. In addition to its daily governance of indices and maintenance of the Index methodology, at least once within any 12 month period, the S&P Index Committee reviews the Index methodology to ensure the Index continues to achieve the stated objective, and that the data and methodology remain effective. The S&P Index Committee may at times consult with investors, market participants, security issuers included in or potentially included in the Index, or investment and financial experts.

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The Financial Select Sector SPDR® Fund

The XLF seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Financial Select Sector Index (the “IXM”). The XLF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLF.”

The IXM seeks to provide an effective representation of the financial sector of the S&P 500® Index. The IXM includes companies from the following industries: diversified financial services; insurance; banks; capital markets; mortgage real estate investment trusts; consumer finance; and thrifts and mortgage finance. For further information, refer to “The S&P 500® Index” above.

Information filed by the XLF with the SEC pursuant to the Securities Exchange Act of 1934 and the Investment Company Act can be located by reference to the SEC file numbers 333-57791 and 811-08837, respectively on the SEC’s website at http://www.sec.gov. In addition, information about the XLF may be obtained from other sources including, but not limited to, the XLF’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the XLF is accurate or complete.

The following graph shows the daily historical performance of the XLF on its primary exchange in the period from January 1, 2012 through October 6, 2022. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the XLF was $31.64. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Financial Select Sector SPDR® Fund

This historical data on the XLF is not necessarily indicative of the future performance of the XLF or what the value of the notes may be. Any historical upward or downward trend in the price per share of the XLF during any period set forth above is not an indication that the price per share of the XLF is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the XLF.

Strategic Accelerated Redemption Securities®	TS-13

Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

The Energy Select Sector SPDR® Fund

The XLE seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Energy Select Sector Index (the “IXE”). The XLE is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLE.”

The IXE seeks to provide an effective representation of the energy sector of the S&P 500® Index. The IXE includes companies from the following industries: energy equipment & services; and oil, gas & consumable fuels. For further information, refer to “The S&P 500® Index” above.

Information filed by the XLE with the SEC pursuant to the Securities Exchange Act of 1934 and the Investment Company Act can be located by reference to the SEC file numbers 333-57791 and 811-08837, respectively on the SEC’s website at http://www.sec.gov. In addition, information about the XLE may be obtained from other sources including, but not limited to, the XLE’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the XLE is accurate or complete.

The following graph shows the daily historical performance of the XLE on its primary exchange in the period from January 1, 2012 through October 6, 2022. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the XLE was $82.44. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Energy Select Sector SPDR® Fund

This historical data on the XLE is not necessarily indicative of the future performance of the XLE or what the value of the notes may be. Any historical upward or downward trend in the price per share of the XLE during any period set forth above is not an indication that the price per share of the XLE is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the XLE.

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Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

The Consumer Staples Select Sector SPDR® Fund

The XLP seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Consumer Staples Select Sector Index (the “IXR”). The XLP is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLP.”

The IXR seeks to provide an effective representation of the consumer staples sector of the S&P 500® Index. The IXR includes companies from the following industries: food and staples retailing, food, beverages & tobacco, household & personal products. For further information, refer to “The S&P 500® Index” above.

Information filed by the XLP with the SEC pursuant to the Securities Exchange Act of 1934 and the Investment Company Act can be located by reference to the SEC file numbers 333-57791 and 811-08837, respectively on the SEC’s website at http://www.sec.gov. In addition, information about the XLP may be obtained from other sources including, but not limited to, the XLP’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor the agent makes any representation that such publicly available information regarding the XLP is accurate or complete.

The following graph shows the daily historical performance of the XLP on its primary exchange in the period from January 1, 2012 through October 6, 2022. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the XLP was $67.51. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Consumer Staples Select Sector SPDR® Fund

This historical data on the XLP is not necessarily indicative of the future performance of the XLP or what the value of the notes may be. Any historical upward or downward trend in the price per share of the XLP during any period set forth above is not an indication that the price per share of the XLP is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the XLP.

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Strategic Accelerated Redemption Securities® Linked to a Basket of Three ETFs, due October 20, 2023

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the estimated initial value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket, the remaining term of the notes, and the issuer’s creditworthiness. However, neither we nor any of our affiliates are obligated to purchase your notes at any price, or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the estimated initial value of the notes.

The value of the notes shown on your account statement provided by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S and BofAS

BofAS will participate as selling agent in the distribution of the notes. Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by BofAS seeking bids from market participants, which could include one of our affiliates and MLPF&S, BofAS and their affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.

For further information, see “Risk Factors” beginning on page PS-7 of product supplement EQUITY STR-1.

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Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid executory contracts with respect to the Basket.

▪	Under this characterization and tax treatment of the notes, subject to the discussion of the constructive ownership rules of Section 1260 of the Code beginning on page PS-40 of product supplement EQUITY STR-1, a U.S. holder (as defined in the prospectus supplement) generally will recognize capital gain or loss upon maturity or upon a sale, call or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-39 of product supplement EQUITY STR-1.

Validity of the Notes

In the opinion of Mayer Brown LLP, as counsel to the issuer, when this term sheet has been attached to, and duly notated on, the master note that represents the notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 23, 2021, and issued and paid for as contemplated herein, the notes offered by this term sheet will be valid, binding and enforceable obligations of the issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the issuer and other sources as to certain factual matters, all as stated in the legal opinion dated February 23, 2021, which has been filed as Exhibit 5.3 to the issuer’s registration statement on Form S-3 dated February 23, 2021.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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